Exhibit 10.1

SECOND AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT

This Second Amendment to the Restricted Stock Unit Agreement is made and entered into effective the 27TH day of May, 2011, between Standard Parking Corporation, a Delaware corporation (the “Company”) and                      (the “Recipient”).

WHEREAS, the Company and the Recipient previously entered into that certain Restricted Stock Unit Agreement dated July 1, 2008 (the “Agreement”); and

WHEREAS, the Company and the Recipient desire to amend the Agreement to provide for certain accelerated vesting of the Restricted Stock Units granted thereunder on the terms provided herein.

NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

Paragraph 5(b) of the Agreement shall be amended to add the following sentence:

In addition to the foregoing, if the Recipient’s employment is terminated (i) by the Company without “cause” (as defined in the Plan) or (ii) as the result of his or her resignation for “good reason” (as defined in any employment agreement between the Recipient and the Company or, if there is no such employment agreement, as defined under Treas. Reg. §1.409A-1(n)(2)(ii)), in either event at anytime within the twenty-four (24) month period following a “change in control event” (as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder), all of the Restricted Stock Units which are otherwise unvested as of the date of such termination shall become fully vested.

IN WITNESS WHEREOF, the Company and the Recipient have caused this Amendment to be executed on its and his or her behalf effective the day and year first written above.

STANDARD PARKING CORPORATION	RECIPIENT

By:

Its: